Exhibit 99.1

FOR IMMEDIATE RELEASE

February 19, 2007

A. O. Smith announces stock repurchase program

Milwaukee, Wis.— A.O. Smith Corporation (NYSE:AOS) today announced that its board of directors has approved a stock repurchase program. The authorization allows for the purchase of up to one million shares of the company’s common stock from time to time in open market transactions.

During the last two years, A. O. Smith has generated more than $300 million in operating cash flow and has used that cash to pay down debt, increase dividends, make acquisitions and expand and improve its domestic and international operations.

“We believe A. O. Smith stock is a great investment, and this repurchase program will give us the ability to opportunistically acquire the stock when we believe the value warrants it,” Chairman and Chief Executive Officer Paul W. Jones commented.

“We acquired GSW in April, 2006 and are enthused about the synergies and savings that we are generating. In addition, our Chinese water heating operation grew 40 percent last year to more than $120 million in sales and will complete a facility expansion that will more than double its capacity by the middle of this year. And strategically we developed a number of initiatives intended to more sharply focus attention on improving profitability and returns on capital in both of our businesses. For all these reasons we are very excited about the future of A. O. Smith,” continued Jones.

A. O. Smith Corporation, with 2006 sales of $2.2 billion and headquarters in Milwaukee, Wis., is a diversified manufacturer serving customers worldwide. The company is one of the world’s leading suppliers of water heating equipment, offering a comprehensive line featuring the best-known brands in the industry. It is also one of North America’s largest manufacturers of electric motors, with an extensive line of hermetic, fractional horsepower, and integral horsepower motors for residential, commercial, and industrial applications. A. O. Smith employs approximately 18,000 people at facilities in the United States, Mexico, China, Canada, and Europe.